Exhibit 99.1

FOR IMMEDIATE RELEASE

BEACON POWER INITIATES NASDAQ APPEAL PROCESS

Tyngsboro, MA — September 20, 2010 — Beacon Power Corporation (Nasdaq: BCON), a leading provider of advanced energy storage systems and services to support a more stable, reliable and efficient electricity grid, announced today that on September 14, 2010, it received a letter from The Nasdaq Stock Market informing the Company that its common shares have failed to comply with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market under Listing Rule 5550(a)(2), and as a result, without further action the Company’s common shares would be subject to delisting. The letter further stated that the Company may appeal the Nasdaq Staff delisting determination to a Nasdaq listing qualifications panel. It added that the authority of the panel to grant additional time to companies was recently modified such that a panel could allow continued listing for up to 180 calendar days from September 14, 2010, if deemed appropriate.

Beacon Power is appealing the Staff’s determination. The appeal will stay the delisting of the Company’s common stock from The Nasdaq Capital Market until a hearing is completed and the listing qualifications panel issues its written decision. The Company expects this process to take 8-12 weeks.

Beacon’s appeal requesting additional time will outline the unique position of the Company — highlighting the three 20 MW frequency regulation facilities in development, with revenues from the first plant expected in less than three months. In addition, the Company expects to see tangible progress toward pay-for-performance market tariffs in the next six months. Such tariffs would provide a substantial improvement in the financial outlook for the Company.

There can be no assurance that the listing qualifications panel will grant the Company’s request for additional time or for continued listing.

About Beacon Power Corporation

Beacon Power Corporation designs, develops and is commercializing advanced products and services to support stable, reliable and efficient electricity grid operation. Beacon’s Smart Energy Matrix™, now in production, being operated and earning revenue, is a non-polluting, megawatt-scale, fast-response flywheel-based solution designed to provide less expensive, more sustainable and effective frequency regulation services to the nation’s power grid. The Company’s business strategy is both to supply frequency regulation services from its own plants and to sell systems directly to utilities or grid operators in parts of North America and selected international markets. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; the complexity and other challenges of arranging project financing and resources for one or more frequency regulation power plants, including uncertainty about whether we will be able to comply with the conditions or ongoing covenants of the Federal Financing Bank loan for our Stephentown, New York, facility; our need to comply with any disbursement or other conditions under the DOE Smart Grid grant program; a need to raise additional equity to fund Beacon’s projects and its other operations in uncertain financial markets; conditions in target markets, including the fact that it has taken longer than anticipated for some ISOs to comply with FERC’s requirement to update market rules to include new technology such as the Company’s; our ability to obtain site interconnection approvals, landlord approvals, or other zoning and construction approvals in a timely manner; limited experience manufacturing commercial products or supplying frequency regulation services on a commercial basis; limited commercial contracts for revenues to date; the dependence of revenues on the achievement of product optimization, manufacturing and commercialization milestones; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the historical volatility of our stock price, as well as the volatility of the stock price of other companies in the energy sector, especially in view of current conditions in the financial markets generally. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power filings with the Securities and Exchange Commission. Beacon Power expressly does not undertake any duty to update forward-looking statements.

Investor Relations Contact:

Chris Witty

Darrow Associates

646-438-9385

cwitty@darrowir.com